UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

REGENERX BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15070 (Commission File Number)	52-1253406 (IRS Employer Identification No.)

15245 Shady Grove Road, Suite 470, Rockville, MD (Address of Principal Executive Offices)	20850 (Zip Code)

Registrant’s telephone number, including area code: (301) 208-9191

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2018, RegeneRx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a warrant reprice and exercise and issuance agreement (the “Reprice Agreement”) with Sabby Healthcare Master Fund, Ltd., and Sabby Volatility Warrant Master Fund, Ltd. (collectively, “Investor”).

In connection with that certain securities purchase agreement between the Company and Investor dated June 27, 2016 (the “Purchase Agreement”) the Company also issued to Investor warrants to purchase 5,147,059 shares of common stock (the “Warrant Shares”) at an exercise price of $0.51 per share (the “Investor Warrants”). Under the terms of the Reprice Agreement, in consideration of Investor exercising in full all of the Investor Warrants (the “Warrant Exercise”), the exercise price per share of the Investor Warrants was reduced to $0.20 per share. In addition, and as further consideration, the Company issued to Investor warrants to purchase up to the number of shares of common stock equal to 75% of the number of Warrant Shares issued pursuant to the Warrant Exercise at an exercise price per share equal to $0.2301 per share, the closing bid price for the Company’s Common Stock on February 28, 2018 (the “New Warrants”).

The Reprice Agreement incorporated portions of the Purchase Agreement, which contained customary representations, warranties and covenants by each of the Company and Investor. In addition, the New Warrants provide limited price protection such that if during the up to three and one-half year exercise period following the date of issuance of the New Warrants (the “Effective Date”) the Company issues shares for less than the per-share exercise price under the New Warrants, the exercise price under the New Warrants will be adjusted down accordingly but will not adjust to an exercise price below $0.125. Further, subject to certain exceptions described in the New Warrants, during the six (6) month period following the Effective Date, the Company may not issue or propose to issue any equity securities, subject to certain exceptions.

The New Warrants are exercisable for up to three and one-half years from the Effective Date. The exercise price and number of shares issuable upon exercise of the New Warrants are subject to adjustment for stock splits, combinations, recapitalization events and certain dilutive issuances (as described below). The New Warrants are required to be exercised for cash, provided that if during the term of the New Warrants there is not an effective registration statement under the Securities Act covering the resale of the shares issuable upon exercise of the New Warrants, then the New Warrants may be exercised on a cashless (net exercise) basis. The exercise price under the New Warrants is subject to a limited anti-dilution provision, such that in the event the Company makes an issuance of common stock (subject to customary exceptions) at a price per share less than the applicable exercise price of the New Warrants, the exercise price will be reduced to the price per share applicable to such new issuance but will not adjust to an exercise price below $0.125.

In connection with the Reprice Agreement, the Company will pay a placement agent fee of six (6.0%) percent of the gross proceeds received by the Company as part of the exercise of the Investor Warrants to Maxim Partners, LLC (“Maxim”). The Company also granted to Maxim securities purchase warrants covering a number of shares of the Company’s common stock equal to two percent (2.0%) of the total number of shares of the Company’s common stock underlying the Investor Warrants.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated herein by reference. Each of the Investor entities and Maxim is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Company has issued the New Warrants and will issue the shares issuable upon exercise of the New Warrants, in each case in reliance upon the exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01 Other Events.

On March 2, 2018 the Company issued a press release announcing its entry into the Reprice Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.

Date: March 2, 2018	By:	/s/ J.J. Finkelstein
		Name:	J.J. Finkelstein
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 2, 2018